 North America Structured Investments  15mNC6m EEM/SX5E Auto Callable Contingent Interest Notes  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC.  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Underlyers: iShares MSCI Emerging Markets ETF and EURO STOXX 50 Index  Pricing Date: October 26, 2017  Final Review Date: January 28, 2019  Maturity Date: January 31, 2019  Monitoring Period: The period from, but excluding, the Pricing Date to and including the final Review Date  Review Dates: Quarterly  Contingent Interest Rate: [7.50% - 9.50%]* per annum, paid quarterly at a rate of between 1.875% and 2.375%*, if applicableInterest Barrier/Trigger Value: With respect to each Underlyer, an amount that represents 70.00% of its Initial Value.  Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of any Underlyer is less  than its Trigger Value.  CUSIP: 48129HEA1  Preliminary Pricing  Supplement: http://sp.jpmorgan.com/document/cusip/48129HEA1/doctype/Product_Termsheet/document.pdf  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  Automatic Call  If on any Review Date (other than the first and final Review Dates) the closing level of each Underlyer is greater than or equal to its Initial Value,the Notes will be automatically called and you will receive a cash payment for each $1,000 principal amount note, equal to (a)$1,000 plus (b)the Contingent Interest Payment applicable to that Review Date.  Payment at Maturity  If the notes have not been automatically called and (i) the Final Value of each Underlyer is greater than or equal to its Initial Value or (ii) aTrigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a)$1,000 plus (b)  the Contingent Interest Payment applicable to the final Review Date.  If the notes have not been automatically called and (i) the Final Value of any Underlyer is less than its Initial Value and (ii) a Trigger Event hasoccurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Underlyeris less than its Initial Value, subject to any Contingent Interest Payment payable at maturity. Under these circumstances, your payment at  maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated as follows: $1,000 + ($1,000 ×Lesser Performing Underlyer Return).  Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk ofJPMorgan Chase & Co., as guarantor of the notes.  Hypothetical Returns**  Payment at Maturity  (7.50% per annum Payment at  Contingent Interest Maturity  Rate)  Lesser Performing If a Trigger Event If a Trigger Event  Underlying Return Has Not Occurred Has Occurred  60.00% $1,018.75 $1,018.75  40.00% $1,018.75 $1,018.75  20.00% $1,018.75 $1,018.75  5.00% $1,018.75 $1,018.75  0.00% $1,018.75 $1,018.75  -5.00% $1,018.75 $968.75  -20.00% $1,018.75 $818.75  -30.00% $1,018.75 $718.75  -30.01% N/A $699.90  -60.00% N/A $400.00  -80.00% N/A $200.00  This table does not demonstrate how your coupon payments can varyover the term of your securities.  Contingent Interest  *If the notes have not been called and the closing level of eachUnderlying on any Review Date is greater than or equal to its InterestBarrier, you will receive on the applicable Interest Payment Date foreach $1,000 principal amount note a Contingent Interest Payment equalto between $18.75 and $23.75 (equivalent to an interest rate ofbetween 7.50% and 9.50% per annum, payable at a rate of between  1.875% and 2.375% per quarter).  **The hypothetical returns and hypothetical interest payments on thenotes shown above apply only if you hold the notes for their entire termor until automatically called. These hypotheticals do not reflect fees orexpenses that would be associated with any sale in the secondary  market. If these fees and expenses were included, the hypotheticalreturns and hypothetical interest payments shown above would likely belower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  15mNC6m EEM/SX5E Auto Callable Contingent Interest Notes  Selected Risks  • Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal.  • The notes do not guarantee the payment of interest and may not pay interest at all.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial Company  LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject tochanges in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC orJPMorgan Chase & Co.  • You are exposed to the risks of the decline in value of each Underlyer.  • Your payment at maturity will be determined by the Lesser Performing Underlyer.  • Your return is limited to the sum of any contingent interest payments that may be paid over the term of  the notes.  • If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of  your principal for every 1% the Final Value of the Lesser Performing Underlying is less than its Initial  Value.  • The benefit provided by the Trigger Value may terminate on any day during the Monitoring Period.  • The call feature may force a potential early exit. There is no guarantee you will be able to reinvest the  proceeds at a comparable interest rate for a similar level of risk.  • No dividend payments, voting rights, or ownership rights with the equity securities included in each  Underlyer.  • The Index has no direct exposure to foreign exchange rates.  • The anti-dilution protection for the Fund is limited  • The performance and market value of the Fund, particularly during periods of market volatility, may not  correlate with the performance of its underlying index as well as the net asset value.  • The Fund is subject to energy market risk and foreign currency exchange risk.  • The notes are subject to the risks associated with non-U.S. securities.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has  limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the  then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as  JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The  price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all,may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes,  including acting as calculation agent and hedging our obligations under the notes, and making the  assumptions used to determine the pricing of the notes and the estimated value of the notes when theterms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or itsaffiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notesdecline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the  U.S. federal income tax consequences of an investment in the notes.  • The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product  supplement and “Selected Risk Considerations” to the applicable preliminary pricing supplement for  additional information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to beused, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be  relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com